EXHIBIT 10.11

PROPOSAL

STRATEGIC MARKETING PARTNERSHIP PROPOSAL

TO DRIVE REVENUE GROWTH

OrthoSupply Management, Inc./Medical Systems Management, Inc.

Attn: Brian Lesperance

237 Cedar Hill St.

Suite 4

Marlboro, MA 01752

T 508-597-6300

F 508-481-2174

June 28, 2006

OVERVIEW AND OBJECTIVE

It is our understanding that OSMI/MSMI business model has the potential to lead a paradigm shift in the medical device and supply marketplace. What are lacking are the brand identity and a compelling message/story behind this unique service offering. We believe our marketing services will enable OSMI/MSMI to communicate your message effectively, build a sustainable brand and shorten your sales cycle. As a young company, we’ve structured this proposal around your cash-flow and business growth.

The objective of the ADAMS engagement with OSMI/MSMI is to create visibility, drive demand and increase the number of doctors and clinics through a partnership model. Our goal is to exceed expectations and develop a foundation for a long-term relationship with OSMI/MSMI.

Approach

The scope of the work encompasses five phases: Strategic Planning, Brand Identity, Web Positioning, Sales Collateral System and Marketing Campaign/Driving the Brand.

Based upon our discussions, we recommend over the next six months you develop the following support elements and continue to build the brand and re-define the market throughout 2007.

1.	OSMI Branding, Identity, and Positioning

2.	MSMI Branding, Identity, and Positioning

3.	Complete Collateral System for OSMI/MSMI

4.	WEB Design to overlay the coding and architecture already established

5.	Planning, development and activation of initial marketing campaign

6.	Market Research and Analysis

ADAMS will perform these professional services and will handle the production services associated such as web-site updates, ad insertion, print production, and direct mail fulfillment.

OSMI/MSMI will be responsible for costs associated with press releases, media, print, direct mail fulfillment and postage and shipping.

As part of its research, ADAMS anticipates traveling with sales people, and possibly attending meetings or conferences. OSMI/MSMI will be responsible for travel cost.

We estimate that ADAMS services if performed on a project basis would be between $50,000 - $65,000 in 2006.

Proposed compensation frame work based on cash flow.

The following are the elements of our proposal:

18 month partnership engagement. 7/1/06 - 12/31/07

All fees paid to ADAMS will be a function of clinics/doctors converting to OSMI/MSMI.

•	During the initial 6 months of the agreement, OSMI/MSMI shall pay ADAMS $4000 per month.

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Variable Compensation Plan: Beginning Sept 1, 2006, ADAMS will be paid $50 per month for each new doctor converted on or after Sept 1. The term of this payment shall be 6 months for each doctor converted during this 18 month agreement. OSMI/MSMI will provide monthly status reports of new doctors converted to billing.

Deliverables

ADAMS anticipates completing the following during the initial 6 months of the agreement:

Marketing timeline for 2006

All brand, identity and positioning work

•	Development and production of a sales collateral system

•	Design, Develop and Launch of the website

•	Develop a marketing plan for 2007

•	Plan, Develop and Execution of an initial marketing campaign

•	Market research to support all creative work

During 2007, we will execute the marketing plan and anticipate it including but not be limited to direct mail campaigns, ad campaigns, best practice campaigns, trade show development (if appropriate) and give-aways or tchotchkis.

The creative concepts selected by the client and executed by ADAMS | Advertising, Design, and Marketing Solutions (ADAMS) shall become the property of OSMI/MSMI. All other ideas, concepts, or designs described or exhibited remain the property of ADAMS. All materials used in the execution of this project—including artwork and computer-generated instructions and formats—remain the property of ADAMS. Any alterations by the client after the initial alterations will be billed at the rate of $150.00 per hour. All costs are estimates only and do not include shipping, deliveries, cabs, general expenses or sales tax. All outside costs including color proofs, scans, couriers and long distance telephone calls are in addition to this quote and will be billed separately. Any outside contractors or production fees are invoiced upon receipt. Postage fees due prior to mail drop.

TERMS & CONDITIONS

•	Payment terms are net 30 days from date of invoice.

•	Balances not paid after 60 days from date of invoice are subject to a service charge of 2% per month.

•	Balances over 60 days are considered delinquent. Clients are subject to reasonable attorney’s fees and court or other collection costs as permitted by law if collection becomes necessary.

•	There is a $25 fee for returned checks to cover administrative and bank fees.

•	All expenses incurred to complete this order shall be the responsibility of the client.

•	Cancellation: Project can be cancelled at any time, for any reason. If so cancelled, client is liable for all time and expenses incurred to date, plus 20% of remaining estimated fees.

I AGREE TO THE TERMS AND CONDITIONS PRESENTED IN THIS QUOTE AS IT APPLIES TO THE PROJECT NAMED AND DESCRIBED ABOVE.

Client Signature:	/s/ Brian Lesperance	Date:	6/29/06

Please sign and return to ADAMS | Advertising, Design, And Marketing Solutions

F 617.581.6645.

Thank you!

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